FINANCIAL CONTACTS:
Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com

The Abernathy MacGregor Group 212-371-5999
Mike Pascale
Tom Johnson
For Immediate Release
SOVEREIGN SAYS 2006 ANNUAL MEETING OF SHAREHOLDERS
WILL BE HELD AFTER AUG. 31, 2006
PHILADELPHIA, Jan. 4, 2006 — Sovereign Bancorp, Inc. (NYSE:SOV) today announced that its Board of Directors has determined that the Company’s 2006 Annual Meeting of Shareholders will be held sometime after Aug. 31, 2006. The Board has not yet set a date for the Annual Meeting, nor has it set a record date for determining shareholders entitled to vote at the Annual Meeting. Under Pennsylvania law, Sovereign’s 2006 Annual Meeting cannot be held later than Dec. 31, 2006.
Sovereign’s Board also adopted an amendment to the Company’s Bylaws with respect to the Annual Meeting. Prior to the amendment, the Bylaws provided that the date of the annual meeting “may be fixed from time to time by the Board of Directors, or, if no day be so fixed, on the third Thursday of April ...” The amendment eliminates the reference to the third Thursday in April, and continues to provide that the annual meeting date shall be the date fixed by the Board.
In taking these actions, Sovereign’s Board considered, among other things, the fact that during the second and third quarters of 2006 Sovereign expects to be completing its pending acquisition of Independence Community Bank and engaged in the process of integrating the acquisition. The Board believes it is essential for management to focus its full attention on the acquisition and integration before it becomes necessary to devote very substantial amounts of time in responding to any proxy contest initiated by Relational Investors.
In addition, the Board considered the potential confusion created by Relational Investors’ recent statement that it would seek to remove the entire Board without cause, and thereby take control of the Company. Sovereign is seeking a declaratory judgment in federal court confirming Sovereign’s view that removal of directors without cause is prohibited by Pennsylvania law and the Company’s Articles of Incorporation.
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $63 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.